Exhibit (f)(3)

SUPPLEMENT TO THE

LEGG MASON PARTNERS FUNDS

SALOMON BROTHERS FUNDS

EMERITUS RETIREMENT PLAN

Established effective as of January 1, 2007

The investment companies below (the “Companies”) hereby adopt this supplement to the Emeritus Retirement Plan relating to the Legg Mason Partners Funds and Salomon Brothers Funds, established effective January 1, 2007 (the “Plan”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Plan.

Notwithstanding anything to the contrary in the Plan, Mr. Dwight B. Crane shall be deemed an “Independent Board Member” covered by the Plan and shall be entitled to receive compensation under the Plan (whether or not he has elected to retire from an applicable Company by July 7, 2006) from the following Companies and, as applicable, series thereof (and from only those Companies and series) listed below.

Companies	Series
Legg Mason Partners Variable Portfolios II	Legg Mason Partners Variable Diversified Strategic Income Portfolio
Legg Mason Partners Managed Municipals Fund, Inc.	N/A
Legg Mason Partners California Municipals Fund, Inc.	N/A
Legg Mason Partners New Jersey Municipals Fund, Inc.	N/A
Legg Mason Partners Oregon Municipals Fund, Inc.	N/A
Legg Mason Partners Arizona Municipals Fund, Inc.	N/A
Legg Mason Partners Core Plus Bond Fund, Inc.	N/A
Legg Mason Partners Massachusetts Municipals Fund	N/A
Legg Mason Partners Investment Trust	Legg Mason Partners Intermediate Maturity California Municipals Fund
Legg Mason Partners Intermediate Maturity New York Municipals Fund
Smith Barney Institutional Cash Management Fund Inc.	Cash Portfolio
Government Portfolio
Municipal Portfolio
Legg Mason Partners Investment Funds, Inc.	Legg Mason Partners Investment Grade Bond Fund
Legg Mason Partners Government Securities Fund
Legg Mason Partners Adjustable Rate Income Fund	N/A
Managed Municipals Portfolio Inc.	N/A
Municipal High Income Fund Inc.	N/A
Citigroup Investments Corporate Loan Fund Inc.	N/A

Real Estate Income Fund Inc.	N/A
Zenix Income Fund Inc.	N/A
Managed High Income Portfolio Inc.	N/A

Notwithstanding Section C and E of the Plan, benefits to Mr. Crane under the Plan from, as applicable, each Company or series listed above shall be paid to Mr. Crane in equal quarterly installments, commencing with the first calendar quarter following the date of his resignation or retirement from the Board of the Company or, in the event he continues as a Board Member of the Company, the date upon which the Board ceases to oversee the applicable series by virtue of its reorganization, provided that in the event he elects to receive payments under the Plan in a lump sum, such lump sum payment shall be made as of the date that the initial installment would otherwise have been made.